PROSPECTUS                 Pricing Supplement No. 3043
Dated January 10, 1995     Dated October 30, 1997
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 33-60723


              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:   October 30, 1997

Settlement Date (Original Issue Date):  November 4, 1997

Maturity Date: November 5, 2001

Principal Amount (in Specified Currency):  US$200,000,000

Price to Public (Issue Price):   100.00%

Agent's Discount or Commission:  0.300%

Net Proceeds to Issuer:    US$199,400,000

Interest Rate Per Annum:    6.15%

Interest Payment Date(s):

       X March 15 and September 15 of each year, commencing on March 15, 1998 (with respect to the period from and including November 4, 1997 to but excluding March 15,
       1998) and the Maturity Date (with respect to the period from and including September 15, 2001 to but excluding November 5, 2001)

       ___  Other:

Form of Notes:

  X  DTC registered             ____  non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
<PAGE 2>                 (Fixed Rate Notes)
                              Page 2
                         Pricing Supplement No. 3043
                         Dated October 30, 1997
                         Rule 424(b)(3)-Registration Statement
                         No. 33-60723


Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Additional Information:

   General.

   At September 27, 1997, the Company had outstanding indebtedness totalling $124.611 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 27, 1997 excluding subordinated notes payable after one year was equal to $123.914 billion.
<PAGE 3>                (Fixed Rate Notes)
                              Page 3
                         Pricing Supplement No. 3043
                         Dated October 30, 1997
                         Rule 424(b)(3)-Registration Statement
                         No. 33-60723

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31, Nine Months Ended
     1992  1993  1994  1995 1996   September 27, 1997
     1.44  1.62  1.63  1.51 1.53   1.49

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
   There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1997, June 28,
   1997 and September 27, 1997, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.

Plan of Distribution:

  Goldman, Sachs & Co. is acting as agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.30% of the principal amount of the Notes.